NEWS RELEASE
FOR IMMEDIATE RELEASE
January 29, 2015
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FIRST QUARTER FISCAL YEAR 2015 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended December 31, 2014. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 4, 2015 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $20.5 million, including $795 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.15;

•	net interest margin of 1.76% (which would have been 2.11%, excluding the effects of the daily leverage strategy);

•	dividends paid of $45.7 million, or $0.34 per share;

•	repurchased 302,145 shares of common stock at an average price of $11.99 per share.

Comparison of Operating Results for the Three Months Ended December 31, 2014 and September 30, 2014

Net income increased $262 thousand, or 1.30%, from the prior quarter to $20.5 million for the quarter ended December 31, 2014. Net income attributable to the daily leverage strategy was $795 thousand for the current quarter, compared to $501 thousand for the prior quarter. The daily leverage strategy involves borrowing up to $2.10 billion on Capitol Federal Savings Bank's (the "Bank") Federal Home Loan Bank ("FHLB") line of credit in two leverage tiers. The first tier of $800.0 million is intended to remain borrowed on the FHLB line of credit for an extended period of time, but will be paid off prior to the December and June quarter ends, only to be re-borrowed at the beginning of the subsequent quarter, to minimize regulatory fees. The second tier of $1.30 billion is borrowed at the beginning of each quarter and paid off prior to each quarter end. The proceeds of the borrowings, net of the required FHLB stock holdings, are deposited at the Federal Reserve Bank of Kansas City. The pre-tax yield on the daily leverage strategy, which is defined as the annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction, was 0.22% for the current quarter. The net interest margin decreased 12 basis points from the prior quarter to 1.76% for the current quarter due primarily to a full quarter impact of the daily leverage strategy, which was implemented on August 1, 2014. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.11% for the current quarter, compared to 2.13% for the prior quarter. The two basis point decrease was due primarily to an increase in the average balance of cash and cash equivalents as cash flows from the securities and deposit portfolios that were not used to fund loan growth were mainly held in cash for operational needs.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter decreased 16 basis points from the prior quarter to 2.74%, while the average balance of interest-earning assets increased $700.3 million between the two periods. The decrease in the yield and the increase in the average balance was due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earnings assets would have decreased two basis points from the prior quarter, to 3.26%, while the average balance would have increased $23.1 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,619	$58,405	$214	0.4%
Mortgage-backed securities ("MBS")	10,001	10,535	(534)	(5.1)
Investment securities	1,675	1,711	(36)	(2.1)
FHLB stock	3,181	2,678	503	18.8
Cash and cash equivalents	1,424	905	519	57.3
Total interest and dividend income	$74,900	$74,234	$666	0.9

The increase in interest income on loans receivable was due to a $69.3 million increase in the average balance of the portfolio, partially offset by a two basis point decrease in the weighted average yield on the portfolio, to 3.75% for the current quarter. The decrease in the weighted average yield was due primarily to downward repricing of adjustable-rate loans, as well as to repayments of higher-yielding loans.

The decrease in interest income on MBS was due to a $97.6 million decrease in the average balance of the portfolio as cash flows not reinvested in the portfolio were used primarily to fund loan growth. Included in interest income on MBS for the current quarter was $1.3 million from the net amortization of premiums and the accretion of discounts, which decreased the weighted average yield on the portfolio by 31 basis points. During the prior quarter, $1.5 million of net premiums were amortized and also decreased the weighted average yield on the portfolio by 31 basis points.

The increase in dividends on FHLB stock was due primarily to a $31.7 million increase in the average balance of the portfolio, resulting mainly from a full quarter of the daily leverage strategy. Similarly, the resulting increase in interest income on cash and cash equivalents was also due primarily to a full quarter of the daily leverage strategy, which was the primary driver of the $708.5 million increase in the average balance during the current quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased seven basis points from the prior quarter to 1.11% for the current quarter, while the average balance of interest-bearing liabilities increased $694.5 million between the two periods. The decrease in the weighted average rate paid and the increase in the average balance was due primarily to a full quarter of the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased one basis point from the prior quarter to 1.36%, while the average balance would have increased $17.3 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,988	$16,217	$771	4.8%
Deposits	8,145	8,081	64	0.8
Repurchase agreements	1,731	1,963	(232)	(11.8)
Total interest expense	$26,864	$26,261	$603	2.3

The increase in interest expense on FHLB borrowings was due primarily to a $669.6 million increase in the average balance on the FHLB line of credit as a result of a full quarter impact of the daily leverage strategy, as well as to a $31.2 million increase in the average balance of advances. The increase in the average balance of advances between the two periods was primarily a result of a new $100.0 million advance in the prior quarter that replaced a $100.0 million maturing repurchase agreement. Absent the impact of the daily leverage strategy, the weighted average rate paid on FHLB borrowings would have increased three basis points from the prior quarter, to 2.42% for the current quarter. This increase was due primarily to the renewal of $250.0 million of advances during the current quarter from a weighted average rate of 0.84% to a new weighted average rate of 1.99%.

The decrease in interest expense on repurchase agreements was due primarily to a $21.7 million decrease in the average balance of the portfolio, which was due to a $100.0 million agreement that matured during the prior quarter.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $173 thousand compared to a provision for credit losses during the prior quarter of $427 thousand. The $173 thousand provision for credit losses in the current quarter takes into account net charge-offs of $103 thousand.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,783	$3,881	$(98)	(2.5)%
Insurance commissions	549	562	(13)	(2.3)
Loan fees	374	347	27	7.8
Income from bank-owned life insurance ("BOLI")	316	992	(676)	(68.1)
Other non-interest income	235	327	(92)	(28.1)
Total non-interest income	$5,257	$6,109	$(852)	(13.9)

Income from BOLI during the prior quarter included death benefits received, which was the primary reason for the quarter-over-quarter decrease.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,477	$11,378	$(901)	(7.9)%
Information technology and communications	2,568	2,444	124	5.1
Occupancy, net	2,419	2,606	(187)	(7.2)
Low income housing partnerships	1,546	450	1,096	243.6
Deposit and loan transaction costs	1,374	1,353	21	1.6
Federal insurance premium	1,282	1,272	10	0.8
Regulatory and outside services	1,296	1,582	(286)	(18.1)
Advertising and promotional	889	1,370	(481)	(35.1)
Other non-interest expense	1,291	1,087	204	18.8
Total non-interest expense	$23,142	$23,542	$(400)	(1.7)

The decrease in salaries and employee benefits expense was due primarily to the prior quarter including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the True Blue Capitol dividends paid during the prior fiscal year. The increase in low income housing partnerships expense was due primarily to a $590 thousand impairment recognized during the current quarter to adjust the book value of the investments to the balance of the remaining related low income housing tax credits, as well as to amortization expense. The decrease in regulatory and outside services was due primarily to the timing of fees paid for external audit services. The decrease in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships. Included in other non-interest expense in the prior quarter were proceeds from the receipt of private mortgage insurance payments from one company where the state in which the company is domiciled allowed the company to disburse funds for unpaid claims. There was no such similar receipt in the current quarter, which accounts for a majority of the increase in other non-interest expense quarter-over-quarter.

The Company's efficiency ratio was 43.42% for the current quarter compared to 43.53% for the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $9.5 million for the current quarter compared to $9.9 million for the prior quarter. The decrease between periods was due primarily to a decrease in the effective income tax rate from 32.9% for the prior quarter to 31.7% for the current quarter. The decrease in the effective income tax rate between quarters was due primarily to the current quarter including discrete items related to state income tax liabilities, along with an increase in low income housing tax credits in the current fiscal year. Management anticipates the effective tax rate for fiscal year 2015 will be approximately 32% to 33%, based on fiscal year 2015 estimates as of December 31, 2014.

Comparison of Operating Results for the Three Months Ended December 31, 2014 and 2013

For the quarter ended December 31, 2014, the Company recognized net income of $20.5 million, compared to net income of $17.8 million for the quarter ended December 31, 2013. The $2.7 million, or 14.9%, increase in net income was due primarily to a $3.8 million increase in net interest income, partially offset by an $876 thousand increase in income tax expense due mainly to an increase in pre-tax income. The net interest margin decreased 22 basis points, from 1.98% for the prior year quarter, to 1.76% for the current quarter as a result of the daily leverage strategy. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.11% for the current quarter, or a 13 basis point increase from the prior year quarter. This increase was primarily a result of a decrease in the cost of funds, a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans, and an increase in the dividend rate paid on FHLB stock between the two periods.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 49 basis points, from 3.23% for the prior year quarter, to 2.74% for the current quarter, while the average balance of interest-earning assets increased $1.97 billion from the prior year quarter. The decrease in the weighted average yield and the increase in the average balance was due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earnings assets would have increased three basis points from the prior year quarter, to 3.26%, while the average balance would have decreased $109.9 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,619	$56,948	$1,671	2.9%
MBS	10,001	11,962	(1,961)	(16.4)
Investment securities	1,675	2,066	(391)	(18.9)
FHLB stock	3,181	1,196	1,985	166.0
Cash and cash equivalents	1,424	62	1,362	2,196.8
Total interest and dividend income	$74,900	$72,234	$2,666	3.7

The increase in interest income on loans receivable was due to a $255.4 million increase in the average balance of the portfolio, partially offset by a decrease in the weighted average yield on the portfolio. The weighted average yield on the loans receivable portfolio decreased four basis points, from 3.79% for the prior year quarter, to 3.75% for the current quarter. The decrease in the weighted average yield was due primarily to downward repricing of adjustable-rate loans, as well as to repayments of higher-yielding loans.

The decrease in interest income on MBS and investment securities was due primarily to a decrease in the average balance of each portfolio as cash flows not reinvested in the portfolios were used, in part, to fund loan growth. The average balance of the MBS portfolio decreased $249.8 million and the average balance of the investment securities portfolio decreased $146.1 million between the two periods. Additionally, the weighted average yield on the MBS portfolio decreased 11 basis points, from 2.40% during the prior year quarter, to 2.29% for the current quarter. The decrease in the weighted average yield on the MBS portfolio was due primarily to purchases of MBS between periods with yields less than the weighted average yield on the existing portfolio, and to repayments of MBS with yields greater than the weighted average yield on the existing portfolio. Included in interest income on MBS for the current quarter was $1.3 million from the net amortization of premiums and the accretion of discounts, which decreased the weighted average yield on the portfolio by 31 basis points. During the prior year quarter, $1.4 million of net premiums were amortized and decreased the weighted average yield on the portfolio by 28 basis points. At December 31, 2014, the net balance of premiums/(discounts) on our portfolio of MBS was $17.2 million.

The increase in dividends on FHLB stock was due to an increase in the FHLB dividend rate between the two periods, as well as to an $80.1 million increase in the average balance of the portfolio due to the daily leverage strategy. The increase in interest income on cash and cash equivalents was due primarily to a $2.03 billion increase in the average balance resulting mainly from the daily leverage strategy.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 38 basis points, from 1.49% for the prior year quarter, to 1.11% for the current quarter, while the average balance of interest-bearing liabilities increased $2.11 billion from the prior year quarter due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased 13 basis points from the prior quarter to 1.36%, while the average balance would have increased $31.1 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,988	$16,863	$125	0.7%
Deposits	8,145	8,323	(178)	(2.1)
Repurchase agreements	1,731	2,803	(1,072)	(38.2)
Total interest expense	$26,864	$27,989	$(1,125)	(4.0)

The increase in interest expense on FHLB borrowings was due primarily to a $2.08 billion increase in the average balance on the FHLB line of credit as a result of the daily leverage strategy, offset by a 121 basis point decrease in the weighted average rate paid on the borrowings. The decrease in the weighted average rate paid on the FHLB borrowings portfolio was primarily a result of borrowings on the FHLB line of credit, at an average rate of 0.25% for the current quarter, in conjunction with the daily leverage strategy. Absent the impact of the daily leverage strategy, the average rate paid on FHLB borrowings would have decreased 24 basis points from the prior year quarter, to 2.42% for the current quarter, primarily as a result of renewals of advances to lower market rates between periods.

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate paid on the certificate of deposit portfolio. The weighted average rate paid on the certificate of deposit portfolio decreased four basis points, from 1.19% for the prior year quarter to 1.15% for the current quarter.

The decrease in interest expense on repurchase agreements was due to the maturity of a $100.0 million agreement at 4.20% during the prior quarter. The repurchase agreement was replaced with an FHLB advance, which was at a lower rate than the maturing repurchase agreement.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $173 thousand compared to a provision for credit losses during the prior year quarter of $515 thousand. The $173 thousand provision for credit losses in the current quarter takes into account net charge-offs of $103 thousand.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,477	$10,726	$(249)	(2.3)%
Information technology and communications	2,568	2,292	276	12.0
Occupancy, net	2,419	2,549	(130)	(5.1)
Low income housing partnerships	1,546	1,096	450	41.1
Deposit and loan transaction costs	1,374	1,387	(13)	(0.9)
Federal insurance premium	1,282	1,083	199	18.4
Regulatory and outside services	1,296	1,396	(100)	(7.2)
Advertising and promotional	889	1,006	(117)	(11.6)
Other non-interest expense	1,291	1,252	39	3.1
Total non-interest expense	$23,142	$22,787	$355	1.6

The increase in information technology and communications expense was primarily related to continued upgrades to our information technology infrastructure. The increase in low income housing partnerships expense was due primarily to a $590 thousand impairment recognized during the current quarter to adjust the book value of the investments to the balance of the remaining related low income housing tax credits. The increase in federal insurance premium was due primarily to the daily leverage strategy.

The Company's efficiency ratio was 43.42% for the current quarter compared to 45.81% for the prior year quarter. The change in the efficiency ratio was due primarily to an increase in net interest income.

Income Tax Expense
Income tax expense was $9.5 million for the current quarter compared to $8.6 million for the prior year quarter. The $876 thousand increase between periods was due primarily to an increase in pre-tax income, partially offset by a decrease in the effective tax rate. The effective tax rate for the current quarter was 31.7% compared to 32.6% for the prior year quarter. The difference in the effective income tax rate between quarters was due primarily to an increase in low income housing tax credits in the current fiscal year, partially offset by a decrease in deductible expenses associated with dividends paid on allocated ESOP shares as the prior year quarter included a True Blue Too dividend.

Financial Condition as of December 31, 2014

Total assets were $9.06 billion at December 31, 2014 compared to $9.87 billion at September 30, 2014. The $808.7 million decrease was due primarily to a $602.2 million decrease in cash and cash equivalents and a $91.7 million decrease in FHLB stock, both of which were a direct result of the removal of the daily leverage strategy at the end of the current quarter to minimize regulatory fees. The daily leverage strategy was reimplemented on January 2, 2015. The remaining decrease in total assets was due primarily to a $143.2 million decrease in the securities portfolio, partially offset by a $28.4 million increase in loans receivable, net. During the current quarter, the Bank originated and refinanced $140.1 million of loans with a weighted average rate of 3.74%, purchased $102.4 million of loans from correspondent lenders with a weighted average rate of 3.55%, and participated in $15.7 million of commercial real estate loans with a weighted average rate of 3.79%. As of December 31, 2014, the Bank had correspondent lending relationships in 27 states.

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of December 2014, the unemployment rate was 4.2% for Kansas and 5.4% for Missouri, compared to the national average of 5.6%, based on information from the Bureau of Labor Statistics.

Total liabilities were $7.59 billion at December 31, 2014 compared to $8.37 billion at September 30, 2014. The $781.7 million decrease was due primarily to an $800.0 million decrease on the FHLB line of credit as a result of the removal of the daily leverage strategy at the end of the current quarter, as well as to a $34.4 million decrease in advance payments by borrowers for taxes and insurance resulting from the payment of real estate taxes and insurance on behalf of our borrowers, partially offset by a $49.7 million increase in the deposit portfolio. The increase in deposits was comprised of a $41.6 million increase in the checking portfolio, a $15.4 million increase in the money market portfolio and a $2.9 million increase in the savings portfolio, partially offset by a $10.2 million decrease in the certificate of deposit portfolio.

Stockholders' equity was $1.47 billion at December 31, 2014 compared to $1.49 billion at September 30, 2014. The $27.0 million decrease was due primarily to the payment of $45.7 million in dividends and the repurchase of $3.6 million of stock, partially offset by net income of $20.5 million. The $45.7 million in dividends paid during the current quarter consisted of a $0.26 per share, or $35.5 million, true-up dividend related to fiscal year 2014 earnings per the Company's dividend policy, and a regular quarterly dividend of $0.075 per share, or $10.2 million. On January 27, 2015, the Company declared a regular quarterly cash dividend of $0.085 per share, or approximately $11.6 million, payable on February 20, 2015 to stockholders of record as of the close of business on February 6, 2015.

At December 31, 2014, Capitol Federal Financial, Inc., at the holding company level, had $106.6 million on deposit at the Bank. For fiscal year 2015, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In November 2012, the Company announced that its Board of Directors approved the repurchase of up to $175.0 million of the Company's common stock. During the current quarter, the Company repurchased 302,145 shares at an average price of $11.99 per share, or $3.6 million. Through the date of this release, the Company had repurchased 11,075,854 shares at an average price of $11.94 per share, or $132.2 million. This plan, under which $42.8 million remained available as of the date of this release, has no expiration date.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2014	2014	2013
	(Dollars in thousands)
Stockholders' equity	$1,465,929	$1,492,882	$1,569,463
Equity to total assets at end of period	16.2%	15.1%	17.2%

The following table presents a reconciliation of total and net shares outstanding as of December 31, 2014.

Total shares outstanding	140,653,358
Less unallocated ESOP shares and unvested restricted stock	(4,534,349)
Net shares outstanding	136,119,009

Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of December 31, 2014, the Bank exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at December 31, 2014 based upon regulatory guidelines.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status

Tier 1 leverage ratio	14.4%	5.0%
Tier 1 risk-based capital	33.2	6.0
Total risk-based capital	33.4	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of December 31, 2014 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,308,512
Unrealized gains on available-for-sale ("AFS") securities	(7,762)
Total Tier 1 capital	1,300,750
Allowance for credit losses ("ACL")	9,297
Total risk-based capital	$1,310,047

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2014	2014
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $180,257 and $799,340)	$208,642	$810,840
Securities:
AFS at estimated fair value (amortized cost of $764,850 and $829,558)	777,329	840,790
Held-to-maturity at amortized cost (estimated fair value of $1,498,096 and $1,571,524)	1,472,914	1,552,699
Loans receivable, net (of ACL of $9,297 and $9,227)	6,261,619	6,233,170
FHLB stock, at cost	121,306	213,054
Premises and equipment, net	70,997	70,530
Other assets	143,549	143,945
TOTAL ASSETS	$9,056,356	$9,865,028

LIABILITIES:
Deposits	$4,705,012	$4,655,272
FHLB borrowings	2,570,946	3,369,677
Repurchase agreements	220,000	220,000
Advance payments by borrowers for taxes and insurance	23,698	58,105
Income taxes payable	9,210	368
Deferred income tax liabilities, net	23,445	22,367
Accounts payable and accrued expenses	38,116	46,357
Total liabilities	7,590,427	8,372,146

STOCKHOLDERS' EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value) 1,400,000,000 shares authorized;140,653,358 and 140,951,203
shares issued and outstanding as of December 31, 2014 and September 30, 2014, respectively	1,407	1,410
Additional paid-in capital	1,178,885	1,180,732
Unearned compensation, ESOP	(42,538)	(42,951)
Retained earnings	320,413	346,705
Accumulated other comprehensive income, net of tax	7,762	6,986
Total stockholders' equity	1,465,929	1,492,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,056,356	$9,865,028

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2014	2014	2013
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,619	$58,405	$56,948
MBS	10,001	10,535	11,962
Investment securities	1,675	1,711	2,066
FHLB stock	3,181	2,678	1,196
Cash and cash equivalents	1,424	905	62
Total interest and dividend income	74,900	74,234	72,234

INTEREST EXPENSE:
FHLB borrowings	16,988	16,217	16,863
Deposits	8,145	8,081	8,323
Repurchase agreements	1,731	1,963	2,803
Total interest expense	26,864	26,261	27,989

NET INTEREST INCOME	48,036	47,973	44,245

PROVISION FOR CREDIT LOSSES	173	427	515
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	47,863	47,546	43,730

NON-INTEREST INCOME:
Retail fees and charges	3,783	3,881	3,810
Insurance commissions	549	562	558
Loan fees	374	347	450
Income from BOLI	316	992	338
Other non-interest income	235	327	344
Total non-interest income	5,257	6,109	5,500

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,477	11,378	10,726
Information technology and communications	2,568	2,444	2,292
Occupancy, net	2,419	2,606	2,549
Low income housing partnerships	1,546	450	1,096
Deposit and loan transaction costs	1,374	1,353	1,387
Federal insurance premium	1,282	1,272	1,083
Regulatory and outside services	1,296	1,582	1,396
Advertising and promotional	889	1,370	1,006
Other non-interest expense	1,291	1,087	1,252
Total non-interest expense	23,142	23,542	22,787
INCOME BEFORE INCOME TAX EXPENSE	29,978	30,113	26,443
INCOME TAX EXPENSE	9,506	9,903	8,630
NET INCOME	$20,472	$20,210	$17,813

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2014	2014	2013
	(Dollars in thousands, except per share amounts)
Net income	$20,472	$20,210	$17,813
Income allocated to participating securities	(42)	(41)	(50)
Net income available to common stockholders	$20,430	$20,169	$17,763

Average common shares outstanding	136,087,433	136,922,271	142,881,528
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	136,087,882	137,046,617	142,881,977

Effect of dilutive stock options	27,802	4,252	1,064

Total diluted average common shares outstanding	136,115,684	137,050,869	142,883,041

Net earnings per share:
Basic	$0.15	$0.15	$0.12
Diluted	$0.15	$0.15	$0.12

Antidilutive stock options, excluded
from the diluted average common shares
outstanding calculation	1,246,761	2,048,600	2,403,917

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.

	December 31, 2014			September 30, 2014			December 31, 2013
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One-to four-family	$5,997,922	3.70%	94.9%	$5,972,031	3.72%	95.0%	$5,811,216	3.76%	95.3%
Multi-family and commercial	104,222	4.24	1.7	75,677	4.39	1.2	41,745	5.00	0.7
Construction:
One- to four-family	64,597	3.70	1.0	72,113	3.66	1.1	75,760	3.59	1.3
Multi-family and commercial	15,520	3.79	0.2	34,677	4.01	0.6	25,878	4.09	0.4
Total real estate loans	6,182,261	3.71	97.8	6,154,498	3.73	97.9	5,954,599	3.77	97.7

Consumer loans:
Home equity	130,504	5.11	2.1	130,484	5.14	2.0	135,023	5.22	2.2
Other	4,486	4.15	0.1	4,537	4.16	0.1	5,467	4.31	0.1
Total consumer loans	134,990	5.08	2.2	135,021	5.11	2.1	140,490	5.19	2.3
Total loans receivable	6,317,251	3.74	100.0%	6,289,519	3.76	100.0%	6,095,089	3.80	100.0%

Less:
Undisbursed loan funds	52,512			52,001			61,480
ACL	9,297			9,227			8,919
Discounts/unearned loan fees	23,468			23,687			23,540
Premiums/deferred costs	(29,645)			(28,566)			(23,439)
Total loans receivable, net	$6,261,619			$6,233,170			$6,024,589

The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and the average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in September 2014, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2014					September 30, 2014					December 31, 2013
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,960,018	66.0%	764	64%	$127	$3,978,396	66.6%	764	64%	$127	$4,046,815	69.6%	763	64%	$127
Correspondent purchased	1,493,189	24.9	764	68	331	1,431,745	24.0	764	68	332	1,144,112	19.7	761	67	336
Bulk purchased	544,715	9.1	750	66	311	561,890	9.4	749	67	311	620,289	10.7	748	67	313
	$5,997,922	100.0%	763	65	160	$5,972,031	100.0%	763	65	159	$5,811,216	100.0%	761	65	156

Loan Commitments

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of December 31, 2014, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$14,246	$34,646	$16,379	$65,271	3.55%
Correspondent	22,089	56,530	27,138	105,757	3.60
	$36,335	$91,176	$43,517	$171,028	3.58

Rate	3.13%	3.96%	3.15%

Loan Activity

The following table summarizes activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Purchased loans include purchases from correspondent lenders and participations with other lead banks. There were no loan purchases from nationwide lenders during the periods presented. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,289,519	3.76%	$6,197,114	3.78%	$6,117,440	3.79%	$6,095,089	3.80%
Originated and refinanced:
Fixed	101,270	3.74	116,296	3.88	98,668	4.11	63,921	4.09
Adjustable	38,878	3.75	47,025	3.67	48,106	3.75	38,790	3.76
Purchased and participations:
Fixed	94,374	3.74	127,814	3.75	122,407	4.03	65,793	4.00
Adjustable	23,705	2.96	44,417	3.07	40,344	3.12	32,932	3.27
Repayments	(228,940)		(241,320)		(228,911)		(177,411)
Principal charge-offs, net	(103)		(282)		(192)		(112)
Other	(1,452)		(1,545)		(748)		(1,562)
Ending balance	$6,317,251	3.74	$6,289,519	3.76	$6,197,114	3.78	$6,117,440	3.79

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, participations, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	December 31, 2014			December 31, 2013
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$59,885	3.13%	23.2%	$51,403	3.32%	17.5%
> 15 years	117,319	4.02	45.4	146,059	4.18	49.6
Multi-family and commercial real estate	17,350	3.77	6.7	5,000	4.00	1.7
Home equity	888	6.21	0.3	733	6.05	0.2
Other	202	8.08	0.1	169	11.08	0.1
Total fixed-rate	195,644	3.74	75.7	203,364	3.97	69.1

Adjustable-rate:
One- to four-family:
<= 36 months	1,367	2.63	0.5	2,030	2.76	0.7
> 36 months	43,530	3.01	16.9	57,972	3.09	19.7
Multi-family and commercial real estate	—	—	—	11,763	4.25	4.0
Home equity	17,261	4.63	6.7	18,739	4.64	6.4
Other	425	3.33	0.2	310	2.88	0.1
Total adjustable-rate	62,583	3.45	24.3	90,814	3.55	30.9

Total originated, refinanced and purchased	$258,227	3.67	100.0%	$294,178	3.84	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$78,704	3.73		$89,535	4.00
Participations - commercial real estate	15,670	3.79		5,000	4.00
Total fixed-rate purchased/participations	94,374	3.74		94,535	4.00

Adjustable-rate:
Correspondent - one- to four-family	23,705	2.96		33,778	3.03
Participations - commercial real estate	—	—		11,763	4.25
Total adjustable-rate purchased/participations	23,705	2.96		45,541	3.34

Total purchased/participation loans	$118,079	3.58		$140,076	3.78

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended
	December 31, 2014			December 31, 2013
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$97,008	76%	769	$115,506	77%	768
Refinanced by Bank customers	22,684	67	765	18,645	70	759
Correspondent purchased	102,409	75	766	123,313	74	760
	$222,101	74	767	$257,464	75	763

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the quarter ended December 31, 2014.

	For the Three Months Ended
	December 31, 2014
State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$111,731	50.3%	3.62%
Missouri	55,103	24.8	3.57
Texas	24,770	11.2	3.48
Other states	30,497	13.7	3.48
	$222,101	100.0%	3.58

Asset Quality

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") at the dates indicated. Of the loans 30 to 89 days delinquent at December 31, 2014, approximately 73% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately three months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	164	$16,638	138	$13,074	130	$14,435	119	$13,139	178	$16,956
Correspondent purchased	6	1,280	9	2,335	5	1,301	5	998	4	2,243
Bulk purchased	46	10,047	37	7,860	36	6,826	33	7,272	37	7,858
Consumer loans:
Home equity	41	916	33	770	33	628	35	665	41	721
Other	14	29	18	69	11	40	14	52	17	100
	271	$28,910	235	$24,108	215	$23,230	206	$22,126	277	$27,878
30 to 89 days delinquent loans
to total loans receivable, net		0.46%		0.39%		0.38%		0.37%		0.46%

	Non-Performing Loans and OREO at:
	December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	75	$7,762	82	$7,880	83	$8,130	95	$9,508	110	$9,931
Correspondent purchased	3	1,039	2	709	2	314	2	443	5	635
Bulk purchased	24	7,191	28	7,120	29	8,322	33	10,301	33	10,134
Consumer Loans:
Home equity	20	354	25	397	23	345	23	305	29	477
Other	5	28	4	13	6	24	4	8	8	11
	127	16,374	141	16,119	143	17,135	157	20,565	185	21,188
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	89	9,636	67	7,473	66	8,379	66	7,111	65	6,057
Correspondent purchased	3	492	4	553	2	134	1	478	—	—
Bulk purchased	6	872	5	724	3	630	4	472	3	392
Consumer Loans:
Home equity	5	91	2	45	3	61	4	74	6	78
Other	3	12	—	—	—	—	—	—	—	—
	106	11,103	78	8,795	74	9,204	75	8,135	74	6,527
Total non-performing loans	233	27,477	219	24,914	217	26,339	232	28,700	259	27,715

Non-performing loans as a percentage of total loans(2)		0.44%		0.40%		0.43%		0.47%		0.46%

OREO:
One- to four-family:
Originated(3)	26	$2,551	25	$2,040	24	$1,430	26	$1,548	22	$1,531
Correspondent purchased	—	—	1	179	1	179	4	403	1	110
Bulk purchased	5	685	2	575	2	369	4	398	6	647
Consumer Loans:
Home equity	—	—	—	—	—	—	1	18	2	57
Other(4)	1	1,300	1	1,300	1	1,300	1	1,300	1	1,300
	32	4,536	29	4,094	28	3,278	36	3,667	32	3,645
Total non-performing assets	265	$32,013	248	$29,008	245	$29,617	268	$32,367	291	$31,360

Non-performing assets as a percentage of total assets		0.35%		0.29%		0.33%		0.36%		0.34%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014, and December 31, 2013, this amount was comprised of $2.7 million, $1.1 million, $2.5 million, $881 thousand, and $1.1 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $8.4 million, $7.7 million, $6.7 million, $7.3 million, and $5.4 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.26%, 0.26%, 0.28%, 0.34%, and 0.35%, at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014, and December 31, 2013, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$9,227	$9,082	$8,967	$8,919	$8,822
Charge-offs:
One- to four-family loans - originated	(58)	(56)	(109)	(31)	(88)
One- to four-family loans - correspondent purchased	—	(40)	(35)	(21)	—
One- to four-family loans - bulk purchased	(113)	(117)	(149)	(60)	(327)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(10)	(74)	(13)	(6)	(10)
Other consumer loans	(25)	(1)	(2)	(3)	—
Total charge-offs	(206)	(288)	(308)	(121)	(425)
Recoveries:
One- to four-family loans - originated	21	—	—	—	1
One- to four-family loans - correspondent purchased	—	—	—	—	—
One- to four-family loans - bulk purchased	54	—	64	—	—
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	27	6	51	9	6
Other consumer loans	1	—	1	—	—
Total recoveries	103	6	116	9	7
Net charge-offs	(103)	(282)	(192)	(112)	(418)
Provision for credit losses	173	427	307	160	515
Balance at end of period	$9,297	$9,227	$9,082	$8,967	$8,919

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	0.01%
Ratio of net charge-offs during the period
to average non-performing assets	0.34	0.97	0.62	0.35	1.35
ACL to non-performing loans at end of period	33.84	37.04	34.48	31.24	32.18
ACL to loans receivable, net at end of period	0.15	0.15	0.15	0.15	0.15
ACL to net charge-offs (annualized)	22.6x	8.2x	11.8x	20.0x	5.3x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 78% of these portfolios at December 31, 2014. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2014			September 30, 2014			December 31, 2013
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,212,911	2.35%	3.7	$1,279,990	2.35%	3.7	$1,384,297	2.46%	4.1
GSE debentures	504,802	1.11	2.8	554,811	1.06	2.9	658,834	1.03	3.3
Municipal bonds	35,534	2.11	2.8	38,874	2.29	2.8	36,304	2.68	1.9
Total fixed-rate securities	1,753,247	1.99	3.4	1,873,675	1.97	3.4	2,079,435	2.01	3.8

Adjustable-rate securities:
MBS	482,040	2.26	6.6	506,089	2.24	5.4	572,721	2.31	6.0
Trust preferred securities	2,477	1.50	22.5	2,493	1.49	22.7	2,579	1.50	23.5
Total adjustable-rate securities	484,517	2.26	6.7	508,582	2.24	5.5	575,300	2.31	6.1
Total securities portfolio	$2,237,764	2.04	4.1	$2,382,257	2.02	3.9	$2,654,735	2.07	4.3

MBS: The following table provides a summary of the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2014			September 30, 2014			June 30, 2014			March 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,802,547	2.32%	4.2	$1,904,010	2.32%	4.4	$2,005,138	2.37%	4.7	$1,975,164	2.42%	4.7
Maturities and repayments	(89,795)			(100,521)			(99,000)			(92,609)
Net amortization of (premiums)/discounts	(1,332)			(1,464)			(1,542)			(1,271)
Purchases:
Fixed	—	—	—	—	—	—	—	—	—	103,730	1.74	3.9
Adjustable	—	—	—	—	—	—	—	—	—	21,737	1.92	5.2
Change in valuation on AFS securities	(189)			522			(586)			(1,613)
Ending balance - carrying value	$1,711,231	2.32	4.5	$1,802,547	2.32	4.2	$1,904,010	2.32	4.4	$2,005,138	2.37	4.7

Investment Securities: The following table provides a summary of the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2014			September 30, 2014			June 30, 2014			March 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$590,942	1.15%	3.0	$590,405	1.15%	3.4	$610,768	1.13%	3.5	$686,913	1.11%	3.3
Maturities and calls	(54,081)			(3,374)			(28,610)			(177,805)
Net amortization of (premiums)/discounts	(95)			(87)			(94)			(84)
Purchases:
Fixed	810	1.22	5.0	4,702	1.57	5.2	4,421	1.53	6.3	99,393	0.91	2.0
Change in valuation of AFS securities	1,436			(704)			3,920			2,351
Ending balance - carrying value	$539,012	1.18	2.9	$590,942	1.15	3.0	$590,405	1.15	3.4	$610,768	1.13	3.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2014			September 30, 2014			December 31, 2013
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$174,744	—%	3.7%	$167,045	—%	3.6%	$155,446	—%	3.3%
Interest-bearing checking	557,895	0.05	11.8	523,959	0.05	11.2	525,363	0.05	11.4
Savings	299,100	0.15	6.4	296,187	0.15	6.4	285,906	0.10	6.2
Money market	1,151,297	0.23	24.5	1,135,915	0.23	24.4	1,149,229	0.23	24.9
Retail certificates of deposit	2,222,391	1.24	47.2	2,231,737	1.22	47.9	2,203,775	1.24	47.7
Public units/brokered deposits	299,585	0.66	6.4	300,429	0.63	6.5	301,189	0.79	6.5
	$4,705,012	0.70	100.0%	$4,655,272	0.70	100.0%	$4,620,908	0.71	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of December 31, 2014:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$772,576	$255,385	$26,693	$35	$1,054,689	0.51%
1.00 – 1.99%	169,369	304,904	365,402	358,394	1,198,069	1.43
2.00 – 2.99%	221,351	27,944	38	1,830	251,163	2.51
3.00 – 3.99%	17,287	200	304	—	17,791	3.03
4.00 – 4.99%	189	75	—	—	264	4.40
	$1,180,772	$588,508	$392,437	$360,259	$2,521,976	1.17

Percent of total	46.8%	23.3%	15.6%	14.3%
Weighted average rate	0.99	1.15	1.35	1.58
Weighted average maturity (in years)	0.4	1.4	2.6	3.8	1.5
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.6

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of December 31, 2014. Subsequent to December 31, 2014, the Bank prepaid a $150.0 million fixed-rate FHLB advance with a contractual rate of 0.62% and a remaining term-to-maturity of one month. The prepaid FHLB advance was replaced with a $150.0 million fixed-rate advance with a contractual rate of 1.96% (effective rate of 1.97%) and a term of 72 months.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2015	$350,000	$20,000	2.33%	2.73%
2016	575,000	—	2.29	2.91
2017	500,000	—	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	300,000	—	1.68	1.68
2020	250,000	100,000	2.18	2.18
2021	400,000	—	2.38	2.38
	$2,575,000	$220,000	2.37	2.55

(1)
The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit/brokered deposit amounts, and term borrowings for the next four quarters as of December 31, 2014.

			Public Unit/
	Retail		Brokered		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2015	$254,907	1.04%	$128,878	0.15%	$250,000	2.48%	$633,785	1.43%
June 30, 2015	264,179	1.10	77,584	1.66	100,000	3.01	441,763	1.63
September 30, 2015	254,753	1.25	15,577	0.34	20,000	4.45	290,330	1.42
December 31, 2015	172,791	0.80	12,103	0.52	200,000	1.94	384,894	1.38
	$946,630	1.07	$234,142	0.68	$570,000	2.45	$1,750,772	1.47

The following table presents term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. The weighted average effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2014			September 30, 2014			June 30, 2014			March 31, 2014
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.45%	2.8	$2,795,000	2.53%	2.9	$2,795,000	2.54%	2.9	$2,845,000	2.71%	2.7
Maturities and prepayments:
FHLB advances	(250,000)	0.84		—	—		(100,000)	2.80		(200,000)	5.01
Repurchase agreements	—	—		(100,000)	4.20		—	—		—	—
New borrowings:
FHLB advances	250,000	1.99	5.2	100,000	1.96	5.0	100,000	2.45	7.0	150,000	2.59	7.0
Ending balance	$2,795,000	2.55	3.0	$2,795,000	2.45	2.8	$2,795,000	2.53	2.9	$2,795,000	2.54	2.9

Average Rates and Lives

At December 31, 2014, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $326.0 million, or 3.6% of total assets, compared to -$81.2 million, or -0.8% of total assets, at September 30, 2014. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers and agency debt issuers would have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of December 31, 2014, the Bank's one-year gap is projected to be -$148.7 million, or -1.6% of total assets, meaning more liabilities would be anticipated to reprice than assets. This compares to a one-year gap of -$472.8 million, or -4.8% of total assets, if interest rates were to increase 200 basis points as of September 30, 2014. The change in the one-year gap amount in both the base case and +200 basis point scenarios between periods was due primarily to an increase in the amount of cash, in excess of the daily leverage strategy, held at December 31, 2014 as compared to September 30, 2014. The daily leverage strategy is comprised of assets and liabilities that reprice daily, so the impact of this strategy on the Bank's one-year gap amount is zero. The increase in cash, in excess of the daily leverage strategy, between periods increased the amount of assets expected to reprice over the 12-month horizon at December 31, 2014 as compared to September 30, 2014, thereby increasing the Bank's one-year gap position. Additionally, interest rates were lower at December 31, 2014 than at September 30, 2014, resulting in an increase in prepayment projections on the Bank's mortgage loan and MBS portfolios, as well as an increase in the amount of securities projected to be called, resulting in an increase in the amount of assets expected to reprice over the 12-month horizon. The gap position of the Bank has been managed over the past several years as increasing interest rates have been anticipated. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term maturities of agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances, and deferred gains related to interest rate swaps previously terminated. The loan terms presented for one- to four-family loans represent the contractual terms of the loan.

	December 31, 2014
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$539,012	1.18%	2.9	24.0%	6.1%
MBS - fixed	1,219,534	2.35	3.7	54.2	13.7
MBS - adjustable	491,697	2.26	6.6	21.8	5.5
Total investment securities and MBS	2,250,243	2.04	4.1	100.0%	25.3
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,158,162	3.40	3.9	18.3%	13.0
> 15 years	3,654,833	4.12	5.7	57.9	41.1
All other fixed-rate loans	169,075	4.55	3.2	2.7	1.9
Total fixed-rate loans	4,982,070	3.97	5.2	78.9	56.0
Adjustable-rate one- to four-family:
<= 36 months	360,746	2.07	3.9	5.7	4.1
> 36 months	824,181	2.91	3.0	13.0	9.3
All other adjustable-rate loans	150,254	4.35	1.2	2.4	1.7
Total adjustable-rate loans	1,335,181	2.85	3.0	21.1	15.1
Total loans receivable	6,317,251	3.73	4.8	100.0%	71.1
FHLB stock	121,306	5.89	2.9		1.4
Cash and cash equivalents	208,642	0.25	—		2.2
Total interest-earning assets	$8,897,442	3.26	4.5		100.0%

Transaction deposits	$2,183,036	0.16	6.5	46.4%	29.1%
Certificates of deposit	2,521,976	1.17	1.5	53.6	33.6
Total deposits	4,705,012	0.70	3.8	100.0%	62.7
Term borrowings	2,795,000	2.55	3.0		37.3
Total interest-bearing liabilities	$7,500,012	1.39	3.5		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2014. As previously discussed, the daily leverage strategy was removed in its entirety at December 31, 2014, so the yields/rates presented at December 31, 2014 in the tables below do not reflect the effects of this strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Three Months Ended
	December 31, 2014	December 31, 2014			September 30, 2014			December 31, 2013
		Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.73%	$6,256,458	$58,619	3.75%	$6,187,129	$58,405	3.77%	$6,001,095	$56,948	3.79%
MBS(2)	2.32	1,744,936	10,001	2.29	1,842,563	10,535	2.29	1,994,759	11,962	2.40
Investment securities(2)(3)	1.18	582,755	1,675	1.15	594,402	1,711	1.15	728,853	2,066	1.13
FHLB stock	5.89	210,569	3,181	5.99	178,888	2,678	5.94	130,492	1,196	3.63
Cash and cash equivalents	0.25	2,126,380	1,424	0.26	1,417,848	905	0.25	98,624	62	0.25
Total interest-earning assets(1)(2)	3.26	10,921,098	74,900	2.74	10,220,830	74,234	2.90	8,953,823	72,234	3.23
Other noninterest-earning assets		230,598			224,792			220,628
Total assets		$11,151,696			$10,445,622			$9,174,451

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$695,699	67	0.04	$690,287	66	0.04	$651,011	63	0.04
Savings	0.15	297,546	105	0.14	296,077	113	0.15	284,252	72	0.10
Money market	0.23	1,141,099	670	0.23	1,145,269	672	0.23	1,132,744	660	0.23
Retail certificates	1.24	2,225,759	6,820	1.22	2,213,397	6,749	1.21	2,220,986	6,972	1.25
Wholesale certificates	0.66	306,399	483	0.63	305,951	481	0.62	301,773	556	0.73
Total deposits	0.70	4,666,502	8,145	0.69	4,650,981	8,081	0.69	4,590,766	8,323	0.72
FHLB advances(4)	2.51	2,570,657	15,682	2.42	2,539,504	15,352	2.40	2,514,252	16,862	2.66
FHLB line of credit	—	2,077,174	1,306	0.25	1,407,610	865	0.24	1,087	1	0.20
FHLB borrowings	2.51	4,647,831	16,988	1.45	3,947,114	16,217	1.63	2,515,339	16,863	2.66
Repurchase agreements	3.08	220,000	1,731	3.08	241,739	1,963	3.18	320,000	2,803	3.43
Total borrowings	2.55	4,867,831	18,719	1.52	4,188,853	18,180	1.72	2,835,339	19,666	2.75
Total interest-bearing liabilities	1.39	9,534,333	26,864	1.11	8,839,834	26,261	1.18	7,426,105	27,989	1.49
Other noninterest-bearing liabilities		127,458			100,452			119,463
Stockholders' equity		1,489,905			1,505,336			1,628,883
Total liabilities and stockholders' equity		$11,151,696			$10,445,622			$9,174,451
						(Continued)

	At	For the Three Months Ended
	December 31, 2014	December 31, 2014			September 30, 2014			December 31, 2013
		Average	Interest		Average	Interest	Average	Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income(5)			$48,036			$47,973			$44,245
Net interest rate spread(6)	1.87%			1.63%			1.72%			1.74%
Net interest-earning assets		$1,386,765			$1,380,996			$1,527,718
Net interest margin(7)				1.76			1.88			1.98
Ratio of interest-earning assets
to interest-bearing liabilities				1.15x			1.16x			1.21x

Selected performance ratios:
Return on average assets				0.73%			0.77%			0.78%
Return on average equity				5.50			5.37			4.37
Average equity to average assets				13.36			14.41			17.75
Operating expense ratio(8)				0.83			0.90			0.99
Efficiency ratio(9)				43.42			43.53			45.81
Pre-tax yield on daily leverage strategy(10)				0.22			0.21			N/A

						(Concluded)

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $36.9 million, $37.1 million, and $36.5 million for the quarters ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.